All American Group, Inc. Announces Second Quarter 2010 Results

August 25, 2010

ALL AMERICAN GROUP, INC.
2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46514 • 574/266-2500 • Fax 574/266-2559

NEWS RELEASE

For immediate release August 25, 2010

ALL AMERICAN GROUP, INC. REPORTS IMPROVED YEAR TO DATE REVENUE AND OPERATING RESULTS BUT A BOTTOM-LINE LOSS

Elkhart, IN - All American Group, Inc. (formerly Coachmen Industries, Inc.) (OTC:COHM.PK), today announced its results for the year-to-date period and second quarter of 2010, ending June 30, 2010.

Net sales from continuing operations for the six-month period ended June 30, 2010 were $41.1 million compared to $29.0 million reported for the same period in 2009, an increase of 41.7%.  The Company’s operating loss for the six months ended June 30, 2010 also improved by 41.7 % or $3.8 million to a loss of $(5.2) million compared to a loss of $(9.0) million for the comparable six-month period in 2009.

Net sales from continuing operations for the second quarter of 2010 were $19.6 million compared to $17.7 million reported for the same period in 2009, an increase of 10.8%.  Gross profits for the quarter were $0.8 million or 3.9% of revenues, compared to a gross profit of $0.9 or 4.8% of revenues for the second quarter of 2009.

Net sales for the Company’s Housing Group totaled $14.2 million for the second quarter of 2010, compared to $14.9 million reported for the same period in 2009, a decrease of 4.2%. Single family home sales are up 23% for the year over year quarter. Net sales of the Company’s Specialty Vehicle Group totaled $5.4 million for the second quarter of 2010 compared to $2.9 million for the same period in 2009, an increase of 88.4%.

“During a year when economists are predicting more foreclosures than new home sales, the overall increase in single family home sales during the quarter is extremely positive. However, in order to counter market trends, additional costs were incurred by the Housing Segment to obtain the second quarter sales volume. Housing Group customers continued to face financing constraints in both the single family home and commercial markets,” said Richard M. Lavers, President and Chief Executive Officer. “Financing constraints have impacted the ability of certain customers to provide clearance to construct projects as scheduled, despite having a signed contract in place with All American,” Lavers stated.

 “On the Specialty Vehicle side, we were again profitable, with the second quarter 2010 generating an operating profit for this segment of $0.6 million.  In 2010, we have already shipped 88% of the buses we shipped in all of 2009.  Although ARBOC bus shipments were lower than projected in the second quarter, based on the backlogs and the planned introduction of new vehicles in 2010, we still expect revenues for this segment to double in 2010 over 2009,” Lavers stated.

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All American Group, Inc. Announces Second Quarter 2010 Results

August 25, 2010

Non-operating expenses for the second quarter of 2010 included a non-cash debt extinguishment charge of $7.3 million related to the First Amendment to the loan agreement with H.I.G. All American, LLC (H.I.G.), partially offset by a non-cash reduction in interest expense of $3.1 million.  This non-cash, non-operating reduction in interest is a result of the accounting treatment required for the convertible debt and warrants contained in the H.I.G. agreement and the First Amendment to the Loan Agreement. The non-cash, non-operating expense related to the equity provisions of the H.I.G. debt agreement are valued quarterly.  However, these charges do not impact the operating results or the cash flow of the Company. As a result, we believe the appropriate financial metrics to focus on as proxies for Company performance are revenues, operating profits and cash flow.

Unrestricted cash on hand at June 30, 2010 totaled $3.6 million compared to $6.4 million on hand at December 31, 2009, while restricted cash totaled $12.9 million at June 30, 2010 compared to $14.8 million at December 31, 2009. Net cash used in operations during the six-month period ended June 30 totaled $6.2 million for 2010 and $16.4 million for 2009.

Operating results for the six-month period ended June 30, 2010 failed to meet the revised debt covenants set with H.I.G. in the First Amendment to the Loan Agreement. H.I.G. has agreed to waive the covenant defaults as detailed in the 10-Q filed today. The Board of Directors and H.I.G. are currently in discussions to work out mutually acceptable agreements for the long-term.

All American Group, Inc.(formerly Coachmen Industries, Inc),, is one of America's premier systems-built construction companies under the ALL AMERICAN BUILDING SYSTEMS®, ALL AMERICAN HOMES® and MOD-U-KRAF® brands, as well as a manufacturer of specialty vehicles. All American Group, Inc is a publicly held company with stock quoted and traded on the over-the-counter markets under the ticker COHM.PK.

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This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, liquidity, the ability of the Company to bond major contracts, availability of working capital, availability of credit to the Company and its customers, the depth and duration of the recession, the ability to produce buses to meet demand, the potential fluctuations in the Company's operating results, price volatility of raw materials used in production, the availability and cost of real estate for residential housing, the supply of existing homes within the Company's markets, government regulations, dependence on significant customers within certain product types, consolidation of distribution channels, consumer confidence, uncertainties of matters in litigation, the ability of the Company  to reach agreement with H.I.G. regarding revised covenants at reasonable terms and the ability to meet the revised covenants in future periods, the availability to the Company of chassis utilized for bus production and the availability of chassis financing to procure the chassis and other risks identified in the Company's SEC filings.

For investor or financial information:
Martin Miranda
Corporate Secretary & Treasurer
574-266-2500

All American Group, Inc. Announces Second Quarter 2010 Results

August 25, 2010

All American Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net sales	$19,643	$17,734	$41,117	$29,015

Gross profit (loss) - $	757	853	1,923	(1,223)

Operating loss from continuing operations	(2,810)	(2,663)	(5,225)	(8,966)

Pre-tax (loss) from continuing operations	(7,374)	(2,886)	(14,782)	(9,006)

Net (loss) from continuing operations	(7,374)	(2,833)	(14,782)	(8,953)

Income (loss) from discontinued operations	(212)	(415)	(520)	14,018

Net income (loss)	(7,586)	(3,248)	(15,302)	5,065

Net (loss) per share - Basic & Diluted	$(0.47)	$(0.21)	$(0.95)	$0.32

Weighted average shares outstanding - Basic	16,194	15,819	16,192	15,883
Weighted average shares outstanding - Diluted	16,194	15,819	16,192	15,883

Condensed Segment Data – Continuing Operations
(Unaudited)  (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net sales
Specialty Vehicles	$5,402	$2,867	$12,675	$3,939
Housing	14,241	14,867	28,442	25,076

Consolidated total	$19,643	$17,734	$41,117	$29,015

Gross profit (loss)
Specialty Vehicles	$599	$(162)	$1,489	$(595)
Housing	158	1,021	434	(613)
Other	-	(6)	-	(15)

Consolidated total	$757	$853	$1,923	$(1,223)

Operating profit (loss) - continuing operations
Specialty Vehicles	$211	$(450)	$697	$(1,168)
Housing	(2,942)	(2,177)	(5,606)	(6,656)
Other	(79)	(36)	(316)	(1,142)

Consolidated total	$(2,810)	$(2,663)	$(5,225)	$(8,966)

All American Group, Inc. Announces Second Quarter 2010 Results

August 25, 2010

 All American Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
	June 30,	December 31,
	2010	2009
Assets	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$3,585	$6,352
Restricted Cash	8,340	10,191
Receivables	5,910	4,589
Inventories	20,008	21,566
Prepaid expenses and other current assets	9,469	10,923
Total current assets	47,312	53,621

Property, plant and equipment, net	27,768	28,787
Other	6,230	7,641
TOTAL ASSETS	$81,310	$90,049

Liabilities and Shareholders' Equity
CURRENT LIABILITIES
Short-term borrowings & current portion of LT debt	$9,102	$369
Accounts payable, trade	8,975	9,132
Accrued expenses and other liabilities	24,521	12,624
Total current liabilities	42,598	22,125

Long-term debt	2,328	2,828
Fair value of derivative instruments	-	13,030
Other long-term liabilities	3,178	3,709
Total liabilities	48,104	41,692

Total shareholders' equity	33,206	48,357

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$81,310	$90,049

Condensed Consolidated Statements of Cash Flows
(Unaudited)  (in thousands)
	Six Months Ended June 30,
	2010	2009

Net income (loss)	$(15,302)	$5,065
Depreciation , amortization and other non-cash charges	11,439	1,325
Changes in current assets and liabilities	(2,356)	(22,740)
Net cash used in operating activities	(6,219)	(16,350)

Net cash provided by investing activities	3,132	4,180

Net borrowings	315	146
Issuance (purchase) of stock	5	(37)
Net cash provided by financing activities	320	109

Increase (decrease) in cash and cash equivalents	(2,767)	(12,061)

Beginning of period cash and cash equivalents	6,352	15,745

End of period cash and cash equivalents	$3,585	$3,684